                                                                    Exhibit 9(b)

                         SHAREHOLDER SERVICES AGREEMENT

     This Agreement, dated as of the 31st day of March, 1993, made by and between The Stratton Funds, Inc. (the "Fund") a corporation operating as an open-end management investment company, duly organized and existing under the laws of the State of Maryland and Fund/Plan Services, Inc. (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware.


                                WITNESSETH THAT:

     WHEREAS, the Fund consists of a series of Funds, at present namely:
Stratton Small-Cap Yield Fund; and

     WHEREAS, the Fund desires to appoint the Company as its Transfer, Redemption and Dividend Disbursing Agent as set forth in this Agreement and to perform certain other functions in connection with these duties; and

     WHEREAS, the Company is willing to perform such functions upon the terms and conditions set forth below; and

     WHEREAS, the Fund will cause to be provided certain information to the Company as set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1. The terms as defined in this Section wherever used in this Agreement, or in any amendment or supplement hereto, shall have the meanings herein specified unless the context otherwise requires.



                                    Page- 1

     The Fund: The term Fund shall mean any series issued by the authority of the Board of Directors.

     Share Certificates: The term Share Certificates shall mean the share certificates for the Shares of the Fund.

     Shareholders: The term Shareholders shall mean the registered owners from time to time of the Shares of the Fund in accordance with the share registry records of the Fund.

     Shares: The term Shares shall mean the issued and outstanding shares of the Fund.

     Signature Guarantee: The term Signature Guarantee shall mean that signatures will be guaranteed by an Eligible guarantor institution" as defined in rule 17Ad-15 under the Securities Exchange Act of 1934. Eligible guarantor institutions include banks, brokers, dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. Broker-dealers guaranteeing signatures must be a member of a clearing corporation or maintain net capital of at least $100,000. Credit unions must be authorized to issue signature guarantees. Signature guarantees will be accepted from any eligible guarantor institution which participates in a signature guarantee program.

     Oral Instruction: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to the Company in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons believed in good faith by the Company to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give Oral Instructions on behalf of the Fund.

     Written Instruction: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to the Company in original writing containing original signatures or a copy of such document transmitted by telecopy



                                   Page - 2
including transmission of such signature believed in good faith by the Company to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.

                                TRANSFER AGENCY

     Section 2. The Fund shall furnish to Company as Transfer Agent a sufficient supply of blank Share Certificates and from time to time will renew such supply upon the request of Company. Such blank Share Certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized by law or the by-laws of the Fund to sign Share Certificates and, if required, shall bear the corporate seal or a facsimile thereof.

     Section 3. Company as Transfer Agent, shall make original issues of Shares in accordance with Section 14 and 15 below and with the Fund's Prospectus and Statement of Additional Information upon the written request of the Fund and upon being furnished with (i) a certified copy of a resolution or resolutions of the Board of Directors of the Fund authorizing such issue; (ii) an opinion of counsel as to the validity of such additional Shares; and (iii) necessary funds for the payment of any original issue tax applicable to such additional Shares.

     Section 4. Transfers of Shares shall be registered and new Share Certificates issued by Company upon surrender of outstanding Share Certificates,
(i) in form deemed by Company to be properly endorsed for transfer, (ii) with all necessary endorser's signatures guaranteed pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934 (as defined in Section 1 of this Agreement), accompanied by, (iii) such assurances as Company shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement, and (iv) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.



                                    Page- 3

     Section 5. When mail is used for delivery of Share Certificates, Company shall forward Share Certificates in "non-negotiable" form by first-class mail, and Share Certificates in "negotiable" form by registered mail, all mail deliveries to be covered while in transit to the addressee by insurance arranged for by Company.

     Section 6. In registering transfers Company as Transfer Agent may rely upon the Uniform Commercial Code or any other statutes which, in the opinion of counsel, protect Company and the Fund in not requiring complete documentation, in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

     Section 7. Company as Transfer Agent may issue new Share Certificates in place of Share Certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to Company and may issue new Share Certificates in exchange for and upon surrender of mutilated Share Certificates.

     Section 8. In case any officer of the Fund who shall have signed manually or whose facsimile signature shall have been affixed to blank Share Certificates shall die, resign or be removed prior to the issuance of such Share Certificates, Company as Transfer Agent may issue or register such Share Certificates as the Share Certificates of the Fund notwithstanding such death, resignation or removal; and the Fund shall file promptly with Company such approval, adoption or ratification as may be required by law.

     Section 9. With respect to confirmed trades received by the Company as Transfer Agent for the Fund, the Company shall periodically notify the Fund of the current status of outstanding confirmed trades. The Company is authorized to cancel confirmed trades which have been outstanding for thirty (30) days. Upon such cancellation, the Transfer Agent shall instruct the Fund Accounting Agent to adjust the books of the Fund accordingly.



                                   Page - 4

     Section 10. Company will maintain stock registry records in the usual form in which it will note the issuance, transfer and redemption of Shares and the issuance and transfer of Share Certificates, and is also authorized to maintain an account entitled Unissued Certificate Account in which it will record the Shares and fractions issued and outstanding from time to time for which issuance of Share Certificates is deferred. Company is responsible to provide the Fund reports of Fund Share purchases, redemptions, and total Shares outstanding on the next business day after each net asset valuation. Company is authorized to keep records, which will be part of the stock transfer records, in which it will note the names and registered address of Shareholders and the number of Shares and fractions from time to time owned by them for which no Share Certificates are outstanding. Each Shareholder will be assigned a single account number even though Shares for which Certificates have been issued will be accounted for separately.

     Section 11. Company will issue Share Certificates for Shares of the Fund, only upon receipt of a written request from a Shareholder. In all other cases, the Fund authorizes Company to dispense with the issuance and countersignature of Share Certificates whenever Shares are purchased. In such case Company as Transfer Agent, shall merely note on its stock registry records the issuance of the Shares and fractions (if any), shall credit the Unissued Certificate Account with the Shares and fractions issued and shall credit the proper number of Shares and fractions to the respective Shareholders. Likewise, whenever Company has occasion to surrender for redemption Shares and fractions owned by Shareholders, it shall be unnecessary to issue Share Certificates for redemption purposes. The Fund authorizes Company in such cases to process the transactions by appropriate entries in its Share transfer records, and debiting of the Unissued Certificate Account and the record of issued Shares outstanding.

     Section 12. Company in its capacity as Transfer Agent will, in addition to the duties and functions above-mentioned, perform the usual duties and functions of a Stock Transfer Agent for a corporation. It will countersign for issuance or reissuance Share Certificates representing original issue or reissued Shares as directed by the Written Instructions of the Fund and will transfer Share Certificates registered in the name of Shareholders from one Shareholder to



                                   Page - 5
another in the usual manner. Company may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned, or executed by duly authorized person or persons, or upon the instructions of any officer of the Fund, or upon the advice of counsel for the Fund or for Company. Company may record any transfer of Share Certificates which is believed by it in good faith to have been duly authorized or may refuse to record any transfer of Share Certificates if in good faith Company in its capacity as Transfer Agent deems such refusal necessary in order to avoid any liability either to the Fund or to Company. The Fund agrees to indemnify and hold harmless Company from and against any and all losses, costs, claims, and liability which it may suffer or incur by reason of so relying or acting or refusing to act.

     Section 13. In case of any request or demand for the inspection of the Share records of the Fund, Company as Transfer Agent, shall endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. However, Company may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

                               ISSUANCE OF SHARES

     Section 14. Prior to the daily determination of net asset value in accordance with the Fund's Prospectus and Statement of Additional Information, Company shall process all purchase orders received since the last determination of the Fund's net asset value.

     Company shall calculate daily the amount available for investment in Shares at the net asset value determined by the Company as pricing agent (see Accounting Services Agreement) as of the close of trading on the New York Stock Exchange, the number of Shares and fractional Shares to be purchased and He net asset value to be deposited with the Custodian. Company as agent for the Shareholders, shall place a purchase order daily with the Fund for the proper



                                    Page- 6
number of Shares and fractional Shares to be purchased and confirm such number to the Fund in writing.

     Section 15. Company having made the calculations provided for in Section 14, shall thereupon pay over the net asset value of Shares purchased to the Custodian. The proper number of Shares and fractional Shares shall then be issued daily and credited by Company to the Unissued Certificate Account. The Shares and fractional Shares purchased for each Shareholder will be credited by Company to his separate account. Company shall mail to each Shareholder a confirmation of each purchase, with copies to the Fund if requested. Such confirmations will show the prior Share balance, the new Share balance, the Shares for which Stock Certificates are outstanding (if any), the amount invested and the price paid for the newly purchased Shares.

                                  REDEMPTIONS

     Section 16. Company shall, prior to the daily determination of net asset value in accordance with the Fund's Prospectus and Statement of Additional Information, process all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like. Thereupon, Company shall advise the Fund of the total number of Shares available for redemption and the number of Shares and fractional Shares requested to be redeemed. The Company as Pricing Agent shall then determine the applicable net asset value, whereupon Company shall furnish the Fund with an appropriate confirmation of the redemption and process the redemption by filing with the Custodian an appropriate statement and making the proper distribution and application of the redemption proceeds in accordance with the Fund's Prospectus and Statement of Additional Information. The stock registry books recording outstanding Shares, the Unissued Certificate Account and the individual account of the Shareholder shall be properly debited.

     Section 17. The proceeds of redemption shall be remitted by Company in accordance with the Fund's Prospectus and Statement of Additional Information, by check mailed to the



                                   Page - 7

Shareholder at his registered address or wired to an authorized bank account. If Share Certificates have been issued for Shares being redeemed, then such Share Certificates and a stock power with a Signature Guarantee pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934 (as defined in Section 1 of this Agreement), shall accompany the redemption request. If Share Certificates have not been issued to the redeeming Shareholder, the signature of the Shareholder on the redemption request must be similarly guaranteed. The Fund may authorize Company to waive the signature guarantee in certain cases by Written Instructions.

     For the purposes of redemption of Shares which have been purchased within 15 days of a redemption request, the Fund shall provide Company, from time to time, with Written Instructions concerning the time within which such requests may be honored.

                                   DIVIDENDS

     Section 18. Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund, the Fund shall notify Company of the date of such declaration, the amount payable per share, the record date for determining the shareholders entitled to payment, the payment, and the reinvestment date price.

     Section 19. On or before each payment date the Fund will transfer, or cause the Custodian to transfer, to Company in its capacity as Dividend Disbursing Agent, the total amount of the dividend or distribution currently payable. Company will, on the designated payment date, automatically reinvest all dividends in additional Shares except in cases where Shareholders have elected to receive distribution in cash, in which case Company will mail distribution checks to the Shareholders for the proper amounts payable to them.

                               GENERAL PROVISIONS

     Section 20. Company shall maintain records (which may be part of the stock transfer records) in connection with the issuance and redemption of Shares, and the disbursement of



                                    Page- 8
dividends and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares owned by each for which no Share Certificates are outstanding. Company agrees to make available upon request and to preserve for the periods prescribed in Rule 31a-2 under the Investment Company Act of 1940 any records relating to services provided under this Agreement which are required to be maintained by Rule 31a-1 under the Act.

     Section 21. In addition to the services as Transfer Agent and Dividend Disbursing Agent as above set forth, Company will perform other services for the Fund as agreed from time to time, including but not limited to, preparation of and mailing Federal Tax Information Forms, mailing semi-annual reports of the Fund, preparation of one annual list of Shareholders, and mailing notices of Shareholders' meetings, proxies and proxy statements.

     Section 22. Nothing contained in this Agreement is intended to or shall require Company in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the Custodian or the New York Stock Exchange are closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and the Custodian are open.

     Section 23. The Fund agrees to pay Company compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and the Company. The Fund authorizes the Company to debit the Fund's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the service will be sent to the Fund after the debiting with the indication that payment has been made.

     Section 24. (a) The Company, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from



                                   Page - 9
willful misfeasance, bad faith or gross negligence on the part of the Company in the performance of its obligations and duties under this Agreement.

     (b) Any person, even though also a director, officer, employee, shareholder or agent of the Company, who may be or become an officer, trustee, employee, or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Company's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of the Company even though paid by it.

     (c) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless the Company, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Company may sustain or incur or which may be asserted against the Company by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by the Company in good faith hereunder; (ii) in reliance upon any certificate, instrument, order, or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund or upon the opinion of legal counsel for the Fund or its own counsel; or (iii) any action taken or omitted to be taken by the Company in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of the Company or its directors, officers, employees, shareholders, or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

     (d) The Company shall give written notice to the Fund within ten (10) business days of receipt by the Company of a written assertion or claim of any threatened or



                                    Page- 10
pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Fund of such written assertion or claim shall not operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise, except to the extent failure to give notice prejudices the Fund.

     (e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of the Company at its own expense and through counsel of its own choosing if it gives written notice to the Company within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, the Company may participate in the litigation at its own expense through counsel of its own choosing. If the Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

     (f) The Fund shall not settle any claim without the Company's express written consent which shall not be unreasonably withheld. The Company shall not settle any claim without the Fund's express written consent which shall not be unreasonably withheld.

     Section 25. Company is authorized, upon receipt of Written Instructions from the Fund, to make payment upon redemption of Shares without a signature guarantee. The Fund hereby agrees to indemnify and hold Company, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands, losses whatsoever arising out of or in connection with a payment by Company upon redemption of Shares without a signature guarantee and upon the request of Company the Fund shall assume the entire defense of any action, suit or claim subject to the foregoing indemnity. Company shall notify the Fund of any such action, suit or claim with thirty (30) days after receipt by Company of notice thereof.

     Section 26. (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date hereof and shall continue in force from year to year thereafter, but only



                                   Page- 11
so long as such continuance is approved, (1) by the Company, (2) by vote, cast in person at a meeting called for the purpose, of a majority of the Fund's Directors who are not parties to this Agreement or interested person (as defined in the Act) of any such party, and (3) by vote of a majority of the Fund's Board of Directors or a majority of the Fund's outstanding voting securities.

     (b) The fee schedule will be fixed for a two (2) year period from the date of the Agreement. After the initial two (2) year period, the fee will be subject to annual review.

     (c) The Fund or the Company may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, not less than one hundred twenty (120) days after the giving of the notice. Upon the effective termination date, the Fund shall pay to the Company such compensation as may be due as of the date of termination and shall likewise reimburse the Company for any out-of-pocket expenses and disbursements reasonably incurred by the Company to such date.

     (d) In the event that in connection with termination of this Agreement a successor to any of the Company's duties or responsibilities under this Agreement is designated by the Fund by written notice to the Company, the Company shall, promptly upon such termination and at the expense of the Fund, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities.

     (e) The Fund acknowledges that in order for the Company to perform the services contemplated hereunder, Company has made and will make significant investments of time and money. If this Agreement is terminated for reasons other than a material breach by the Company prior to the expiration of the initial term of this contract, the Fund will pay the Company twenty percent (20%) of the minimum fees remaining for the unexpired term of the Agreement.

     Section 27. The Fund shall file with Company a certified copy of each resolution of its Board of Directors authorizing the execution of Written Instructions or the transmittal of Oral



                                   Page- 12

Instructions, as provided in Section 1 of this Agreement.

     Section 28. This Agreement may be amended from time to time by a supplemental agreement executed by the Fund and the Company.

     Section 29. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

                 If to the Fund:
                 The Stratton Funds, Inc.
                 610 W. Germantown Pike, Suite 361
                 Plymouth Meeting, PA 19462
                 Attention: James W. Stratton, Chairman


                 If to the Company:
                 Fund/Plan Services, Inc.
                 2 West Elm Street
                 Conshohocken, PA 19428
                 Attention: Nancy E. Kuhn, Senior Vice President

     Section 30. The Fund represents and warrants to Company that the execution and delivery of this Shareholder Services Agreement by the undersigned officers of the Fund has been duly and validly authorized by resolution of the Board of Directors of the Fund.

     Section 31. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.



                                   Page- 13

     Section 32. This Agreement shall extend to and shall be binding upon the parties hereto and their respective and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Company or by Company without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.

     Section 33. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.


     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.


(SEAL)                                    THE STRATTON FUNDS, INC.



Attest: /s/ Patricia L. Sloan             By:/s/James W. Stratton
        ----------------------               --------------------
                                          Name: James W. Stratton
                                                -----------------
                                          Title: Chairman
                                                 --------


(SEAL)                                    FUND/PLAN SERVICES, INC.



Attest: /s/ Terence James Reilly               By:/s/ Nancy E. Kuhn
        ------------------------                  --------------------
                                          Name: Nancy E. Kuhn
                                          Title: Senior Vice President



                                   Page- 14

                                  FEE SCHEDULE                        SCHEDULE A
                                      FOR
                            THE STRATTON FUNDS, INC.
                         Stratton Small Cap Yield Fund


(The Schedule is fixed for a period of two (2) years from the effective date of the Fund.)

--------------------------------------------------------------------------------

TRANSFER AGENT/SHAREHOLDER SERVICES
-----------------------------------

I. The following is our schedule for Shareholder Services and Transfer Agent
Services:

     $13.00 per account per year
     No minimum monthly fee.

OUT-OF-POCKET EXPENSES
----------------------

The Fund will reimburse Fund/Plan Services monthly for all reasonable out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention, special transportation costs as incurred, and unusual expenses incurred while establishing viable agreements between the Fund and Fund/Plan Services. The cost of copying and sending materials to auditors for off-site audits will be an additional expense.

ADDITIONAL SERVICES
-------------------

Activities of a non-recurring nature such as fund consolidations, mergers or reorganizations will be subject to negotiation. To the extent the Fund should decide to issue multiple/separate classes of shares, additional fees will apply. Any additional/enhanced services or reports will be quoted upon request.

The Schedule will be amended as necessary to reflect the addition of other services for additional portfolios or Funds of the Series.

                                FEE SCHEDULE FOR
                          THE STRATTON FAMILY OF FUNDS
                        Stratton Monthly Dividend Shares
                              Stratton Growth Fund
                         Stratton Small-CAP YIELD FUND



PRESENT                                               PROPOSED
--------------------------------------------------------------------------------
                   SMDS        SGF          SMDS         SGF        SSCY
--------------------------------------------------------------------------------
ACCOUNTING         $21,000     $20,000      $26,000      $20,000    $20,000
(flat fee,
no basis points
included)

--------------------------------------------------------------------------------

CUSTODY                                     Same as      Same as    Same as
 .00065 on 10 million )                      present      present    present
 .00035 next 20 million ) Applies to
 .00025 next 20 million ) SMDS & SGF
 .000175 next 50 million)
 .00015 over 100 million)
DTC $14.00
Physical $24.50

--------------------------------------------------------------------------------
TRANSFER AGENT     $12.00      $9.60        $13.00       $13.00     $13.00
(per account fee,
no monthly
minimums imposed)

--------------------------------------------------------------------------------

ADMINISTRATION     $20,000     $20,000      $30,000      $30,000    $10,000
(flat fee, no
basis points
included)

--------------------------------------------------------------------------------

BROKER/DEALER      $3,000      $3,000       $3,000       $3,000     $3,000
(flat annual fee;
plus $2.00 per
kit for inquiry/
fulfillment)
--------------------------------------------------------------------------------

NOTE: New fees effective 3/1/93